                                                                                                                                                                                                                                                                                              Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IRONWORKEERS LOCAL NO. 25)
PENSION FUND,	)
)
Plaintiff,	)
)
v.	)
)
AMIN J. KHOURY, DAVID J.	)
ANDERSON, RICHARD G.	)
HAMERMESH, JONATHAN M.	)
SCHOFIELD, MICHAEL F. SENFT,	)	C.A. No. 10342-VCN
JOHN T. WHATES, ROBERT J.	)
KHOURY and JPMORGAN CHASE	)
BANK, N.A.,	)
)
Defendants.	)
)
B/E AEROSPACE, INC.,	)
)
Nominal Defendant.	)
)

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WHEREAS, on November 12, 2014, Ironworkers Local No. 25 Pension Fund (“Plaintiff”) filed a complaint (the “Complaint”) against defendants Amin J. Khoury, David J. Anderson, Richard G. Hamermesh, Jonathan M. Schofield, Michael F. Senft, John T. Whates, Robert J. Khoury (the “Director Defendants”),  as members of the board of directors (the “Board”) of B/E Aerospace, Inc. (“B/E Aerospace” or the “Company”), B/E Aerospace, JP Morgan Chase Bank, N.A., the administrative agent under the Second Amended and Restated Credit Agreement, dated as of August 3, 2012 as amended on June 26, 2014 (“Credit Agreement”) (“JP Morgan Chase,” and together with B/E Aerospace and the Director Defendants, “Defendants”);

WHEREAS, the Complaint alleged that, in connection with the adoption of what Plaintiff has termed a “Dead Hand Proxy Put” provision in the Credit Agreement, (i) the members of the Company’s Board breached their fiduciary duties, and (ii) JP Morgan aided and abetted the Board;

WHEREAS, the Complaint sought, among other things, a declaration from the Court that the Dead Hand Proxy Put provision was invalid, unenforceable, and severable from the Credit Agreement;

WHEREAS, effective as of December 16, 2014 the requisite lenders approved amendments to the Credit Agreement which included eliminating the challenged provision (“Credit Agreement Amendments”);

WHEREAS, as a result of the Credit Agreement Amendments, Plaintiff and Defendants agree that the claims in the Complaint are moot;

WHEREAS, on December 24, 2014, Plaintiff wrote to advise the Court that, as a result of the Credit Agreement Amendments, Plaintiff’s claims had been rendered moot, although defendants dispute that this action caused the elimination of the Dead Hand Proxy Put and otherwise deny any wrongdoing;

WHEREAS, Plaintiff and B/E Aerospace engaged in arm’s length negotiations regarding a fee award for Plaintiff’s counsel and, B/E Aerospace agreed, in the exercise of business judgment, to pay Plaintiff’s counsel $50,000 in attorneys’ fees;

WHEREAS, Defendants deny any and all allegations of Plaintiff that Defendants engaged in wrongdoing in any way, and the Company states that the Company has agreed to settle Plaintiff’s application for an award of attorneys’ fees and expenses due to the costs of defense of that application;

WHEREAS, the Court has not passed on the amount of the fee.

IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:

1. The Company shall file this Stipulation and Order of Dismissal as an exhibit to the Company’s next Form 10-K following the entry of this Stipulation and Order of Dismissal (“Order”). The filing by B/E Aerospace of this Order as an exhibit to a Form 10-K constitutes adequate notice for purposes of Rule 23(e) (the “Notice”);

2. The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above no later than three (3) business days after the Notice is publicly filed;

3. Upon the filing of the Affidavit:

A.	The action will be dismissed with prejudice as to Plaintiff, and without prejudice to all other B/E Aerospace stockholders;

B. The Register in Chancery is directed to close this case on the docket;  and

C.	The Court will no longer retain any jurisdiction over this action.

4. The Company shall pay to Plaintiff’s counsel fees in the amount of

$50,000 within 14 calendar days of the date of the entry of the Order to an account designated by Plaintiff’s counsel.

DATED:  November 16, 2015

FRIEDLANDER & GORRIS, P.A.

/s/ Christopher M. Foulds
Joel Friedlander (#3163)
OF COUNSEL:	Christopher M. Foulds (#5169)
Benjamin P. Chapple (#5871)
Mark Lebovitch	1201 N. Market Street, Suite 2200
David Wales	Wilmington, DE 19801
John Vielendi	(302) 573-3500
BERNSTEIN LITOWITZ BERGER	Attorneys for Plaintiff
& GROSSMANN LLP
1251 Avenue of the Americas
New York, NY10019
(212) 554-1400

MORRIS, NICHOLS, ARSHT &
TUNNELL LLP

/s/ D. McKinley Measley
William M. Lafferty (#2755)
OF COUNSEL:	D. McKinley Measley (#5108)
1201 N. Market Street, 16th Floor
Alan Goudiss,	P.O. Box 1347
Elizabeth Stewart, Esq	Wilmington, DE 19899-1347
SHEARMAN & STERLING LLP	(302) 658-9200
599 Lexington Avenue	Attorneys for Defendants
New York, NY 10022-6069	Amin J. Khoury, David J. Anderson,
(212) 848-2000	Richard G. Hamermesh, Jonathan M.
Schofield, Michael F. Senft, John T.
Whates, Robert J. Khoury and B/E
Aerospace, Inc.

SO ORDERED this 14th day of December, 2015.

/s/ Judge Noble, John
Vice Chancellor Noble